Second Quarter 2017
Conference Call Script
April 28, 2017
9:00 a.m.
Draft as of 4/27/2017 5:00 p.m.

Martie Zakas

Good morning everyone. Welcome to Mueller Water Products’ 2017 second quarter conference call. We issued our press release reporting results of operations for the quarter ended March 31, 2017 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the second quarter’s results this morning are Scott Hall, our president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address non-GAAP disclosure requirements and forward-looking statements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

As a reminder, we sold Anvil in January 2017. As a result, Anvil's operating results for all prior periods, and the gain from its sale, have been classified as discontinued operations. We filed a Form 8-K on February 21st, which included the reclassified 2016 results by quarter. During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-800-867-1928. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Martie, and good morning.

 Thanks for joining us today as we discuss our results for the 2017 second quarter.

On the last call, I had only been at Mueller for about a week. It has been a busy period since then. I have enjoyed meeting many of you at conferences, in

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meetings and by phone. It has also been an important time to meet the many talented people across Mueller.

I’ll begin our discussion this morning of the quarter with a brief overview followed by Evan’s more detailed financial report.  I'll then provide additional color on the quarter’s results and developments in our end markets, as well as our outlook for the 2017 third quarter and full year.

Overall consolidated second quarter net sales increased slightly due to strong growth at Mueller Technologies. We were pleased to see that the Mueller Technologies team grew net sales 20.7 percent in the quarter.  However, net sales performance at Mueller Co. was disappointing, as net sales declined $0.6 million this quarter year-over-year. This net sales decline was largely the result of lower international sales, as sales outside of North America were down about $3 million.

Taking a closer look at our domestic water sales at Mueller Co., we also note that the adverse weather conditions in the western United States impacted

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sales in the quarter, as well.  Western region water sales were down about 13 percent; however, all other domestic water sales were up about 4 percent.

Despite slightly lower net sales at Mueller Co., adjusted operating margins improved 40 basis points to 19.8 percent, the 19th consecutive quarter of margin expansion.  The improvements in both adjusted operating margin and adjusted operating income from continuing operations were due to productivity improvements.
The team at Mueller Technologies again delivered improved adjusted operating performance this quarter. This improvement was $1.1 million versus prior year, largely the result of the net sales growth.

We recently became aware that, in certain environments, some of our radios produced between 2011 and 2014 were failing prematurely. During the quarter, we took a discrete $9.8 million charge to meet current and future warranty obligations associated with these products.

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Evan will speak in more detail about the accounting and handling of the charge. I will speak a little bit about the steps we took to ensure this isn't repeated in the future. In particular, we error-proofed the manufacturing process so this particular failure mode won't repeat itself, and we instituted accelerated lifecycle testing on all of our radios. I believe we have correctly scoped and addressed this problem and implemented the corrective steps to ensure that our products meet industry and Mueller standards for reliability.

 As a reminder, we completed a number of strategic initiatives in the second quarter. We acquired Singer Valve in February, which added automatic control valves to our product portfolio. We initiated the repurchase of $50 million of shares under the accelerated share repurchase program. We increased our quarterly dividend 33 percent to $0.04 per share. We amended our term loan, which lowers our interest rate spread. And we completed the divestiture of Anvil in early January. We believe these initiatives demonstrate our ongoing commitment to create long-term value for our shareholders.

We will discuss our outlook in more detail later, but we continue to expect year-over-year growth in 2017 from demand for our products in our addressed

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water markets. We believe that Mueller Water Products remains well-positioned to deliver long-term value for our shareholders.

And, with that, I’ll turn the call over to Evan.

Evan Hart

Thanks Scott, and good morning everyone. I will first review our second quarter consolidated financial results and then discuss segment performance.

As a reminder, I will only be discussing our results from continuing operations.

Mueller Technologies drove the 1.3 percent increase in consolidated net sales in the 2017 second quarter. Consolidated net sales increased $2.5 million to $199.7 million, as compared with $197.2 million for the 2016 second quarter.

Adjusted gross profit improved at both Mueller Co. and Mueller Technologies and was $62.2 million for the 2017 second quarter compared with

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$59.3 million last year. Adjusted gross margin increased 100 basis points to 31.1 percent in the 2017 second quarter from 30.1 percent in the 2016 second quarter.

Selling, general and administrative expenses were $39.0 million in the 2017 second quarter, compared with $37.4 million last year. The $1.6 million increase was due primarily to personnel-related expenses, including our planned increased investment in product development. SG&A expenses as a percent of net sales were 19.5 percent, slightly higher compared with 19.0 percent of net sales in the prior year.

Both Mueller Co. and Mueller Technologies contributed to the $1.3 million increase in adjusted operating income from continuing operations for the 2017 second quarter, which was $23.2 million, as compared with $21.9 million for the 2016 second quarter.

Adjusted EBITDA for the 2017 second quarter increased to $33.8 million compared with $31.8 million for the 2016 second quarter. For the trailing

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twelve months, adjusted EBITDA was $161.9 million, or 20.1 percent of net sales.

We amended our term loan credit agreement on February 21, 2017. Through this amendment, we reduced the applicable interest rate spread by 75 basis points. Interest expense, net for the 2017 second quarter decreased to $5.5 million, as compared with $5.9 million for the 2016 second quarter.

For the 2017 second quarter, income tax expense of $0.7 million was 13.0 percent of income before income taxes. We recognized net discrete tax benefits of $1.2 million in the quarter, primarily excess tax benefits related to stock-based compensation.

We grew adjusted earnings per diluted share year-over-year to $0.09 from $0.07.

I will now move on to segment performance beginning with Mueller Co.

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Net sales for the 2017 second quarter decreased $0.6 million to $181.6 million, as compared with $182.2 million for the 2016 second quarter.

Mueller Co. increased adjusted operating income and adjusted operating margin in the second quarter due to productivity improvements. Adjusted operating income for the 2017 second quarter grew 1.7 percent to $35.9 million, as compared with $35.3 million for the 2016 second quarter, and adjusted operating margin grew 40 basis points, despite slightly lower net sales.

Adjusted EBITDA for the 2017 second quarter increased to $45.0 million compared with $43.9 million for the 2016 second quarter, and adjusted EBITDA margin for the quarter increased 70 basis points to 24.8 percent from 24.1 percent last year.

And now Mueller Technologies…

Net sales in the 2017 second quarter increased 20.7 percent to $18.1 million, as compared with $15.0 million for the 2016 second quarter.

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As Scott mentioned, we recently became aware that, in certain environments, some radio products produced between 2011 and 2014 were failing at a higher-than-expected rate. Consequently, we refined our estimates and increased the warranty reserve. We have taken a discrete warranty charge of $9.8 million in the quarter to meet current and future obligations, of which $8.4 million is now reserved for future obligations.

Turning now to a discussion of Mueller Water Products' liquidity...

Free cash flow, which is cash flows from operating activities of continuing operations less capital expenditures, was negative $6.3 million for the 2017 second quarter compared with negative $4.0 million for the 2016 second quarter.

At March 31, 2017, total debt was comprised of a $480.5 million senior secured term loan due November 2021 and $1.3 million of other. The term loan accrues interest at a floating rate equal to LIBOR plus a spread of 250 basis points.

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At March 31st, net debt leverage was 0.9x, and our excess availability under the ABL credit agreement was about $125 million.

I’ll now turn the call back to Scott.

Scott Hall

Thanks Evan.

As we analyze Mueller Technologies' second quarter, the overall 21 percent net sales growth was primarily driven by a 40 percent increase in AMI shipments at Mueller Systems. This was the sixth consecutive quarter of year-over-year double digit growth in our AMI product line.

At the end of the second quarter, Mueller Systems’ AMI backlog was up about 12 percent from the prior year and Echologics added $2.5 million of projects under contract.

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Mueller Technologies' adjusted operating loss of $3.8 million for the second quarter was an improvement of $1.1 million from the prior year, due to higher shipment volumes. This is the fourth consecutive quarter where Mueller Technologies has improved its adjusted operating performance year-over-year.

Turning to Mueller Co, we again delivered solid adjusted operating performance in the quarter, with our 19th consecutive quarter of adjusted operating margin expansion. Productivity improvements exceeded the 40 basis-point increase in adjusted operating margin compared to last year, offset by higher raw material costs and price. Looking at our latest 12 months, Mueller Co.'s adjusted EBITDA margin was 28.0 percent, or a 140 basis-point improvement from the prior trailing twelve-month period.

Looking ahead to the third quarter and staying with Mueller Co.

This year, our bookings in advance of the effective date of the price increase were lower year-over-year and shipments were comparable between the quarters. We believe that overall distributor inventory levels at the end of

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the second quarter were about flat year-over-year. Therefore, we have entered the third quarter with less visibility than we typically have at this time of year. While we remain cautiously optimistic about end market demand growth from residential construction and the municipal markets, uncertainty from less forward demand visbility remains for this business.

Mueller Technologies had a strong first half of the year, with nearly 17 percent sales growth. We expect that growth rate to moderate in the second half of the year largely due to year-over-year comparisons. You will remember that last year, our third and fourth quarters were our strongest quarters for Mueller Technologies. Second-half growth is expected to come from increased shipment volumes of AMI systems and growth of fixed leak detection projects.

For example, we announced yesterday that San Jose Water Company has selected Echologics' leak detection technology. This project will be the largest deployment of Echologics' fixed leak detection technology to date with more than 10,000 nodes deployed throughout San Jose's service area. And we expect

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that bookings in the third quarter for distribution fixed leak detection products will exceed all bookings for these products to date.

Looking at the third quarter on a consolidated basis...

With the tougher comp in AMI products and the lower pre-buy in advance of the effective date of the price increase at Mueller Co., we believe third quarter consolidated net sales percentage growth will be in the low-to-mid single digits.

From an operating perspective, the combination of continued productivity improvements, offset by the rising raw material cost environment and the dilution from the Singer acquisition are expected to result in an adjusted operating margin for the third quarter comparable with previous year Q3 margin.

We believe that the demand environment for our municipal and residential end markets remains strong over the long-term. But, for the full year 2017, we

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expect consolidated net sales percentage growth to be in the low-to-mid single digits, much as it is expected to be in the third quarter.

Evan will wrap up now with some other items. Evan...

Evan Hart

Based on our current expectations for the full year, corporate expenses will be $33-36 million, depreciation and amortization will be $42-44 million, and interest expense will be $22-23 million. We expect our adjusted effective income tax rate to be 32-34 percent, clearly higher in the second half of the year, and capital expenditures to be between $33-37 million.

Finally, we expect 2017 free cash flow to be driven by improved operating results and an improvement in working capital. Our target is for free cash flow to exceed adjusted income from continuing operations.

Operator, would you please open the call for questions?

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....
That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning. I look forward to future discussions with you.

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